CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event:  March 28, 2014
(date of earliest event reported)

GREEN ENDEAVORS, INC.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation or organization)

000-54018 (Commission File Number)	27-3270121 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE CONTRACT

On March 28, 2014, the Company authorized the issuance of 113,469 shares of Series B Preferred Stock to Akron Associates, Inc. in exchange for the release and settlement of $300,000 in debentures and accrued interest owed to Akron. The shares will be issued with a restrictive legend to Akron.

On March 28, 2014, the Company authorized the issuance of 75,654 shares of Series B Preferred Stock to Desert Vista Capital LLC in exchange for the release and settlement of $200,000 in debentures and accrued interest owed to Desert Vista.  The shares will be issued with a restrictive legend to Desert Vista.

The total amount of debt that will be settled in these transactions total $661,928.77, consisting of the principle amount of the five debentures and the accrued interest on those obligations through the date of March 31, 2014.  The settlement of these liabilities is part of the Company’s’ continuing efforts to decrease interest expenses, improve its balance sheet and working capital position.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On March 28, 2014, the Company authorized the issuance of 113,469 shares of Series B Preferred Stock to Akron Associates, Inc. in exchange for the release and settlement of $300,000 in debentures and accrued interest owed to Akron. The shares will be issued with a restrictive legend to Akron.

On March 28, 2014, the Company authorized the issuance of 75,654 shares of Series B Preferred Stock to Desert Vista Capital LLC in exchange for the release and settlement of $200,000 in debentures and accrued interest owed to Desert Vista. The shares will be issued with a restrictive legend to Desert Vista.

The shares of Series B Preferred Stock to be issued are each convertible into $5.00 of common stock, based upon the average of the average closing price for the common stock of the Corporation as reported by OTCmarkets for the five trading days prior to the conversion.

The transactions were handled as private sales exempt from registration under Section 4(2) of the Securities Act of 1933.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS
The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description
10(i)	3	Agreement and General Release with Akron Associates, Inc. March 28, 2014
10(ii)	8	Agreement and General Release with Desert Vista Capital, LLC, March 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 31st day of March, 2014.

                                  Green Endeavors, Inc.

                                 /s/ Richard Surber
                                  Richard Surber, CEO & President